EXHIBIT 11

                      IVC INDUSTRIES, INC. AND SUBSIDIARIES
                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                FOR THE YEARS ENDED JULY 31, 1998, 1997 AND 1996
        (Dollars in Thousands, Except as Noted or Per Share Information)

                                                                   Years Ended
                                                                    July 31,
                                                                    --------
                                                      1998            1997           1996
                                                      ----            ----           ----
Net income                                        $     1,147     $     1,346     $       296

Less - preferred stock dividends                           --              --              --
                                                  -----------     -----------     -----------
Net income for basic income per common share      $     1,147     $     1,346     $       296
                                                  ===========     ===========     ===========

Weighted average number of common shares
   outstanding during the year - Basic             17,145,530      17,091,159      17,084,726

Add - common equivalent shares (determined
   using the "treasury stock" method)
   representing shares issuable upon exercise
   of employee stock options and incentive
   performance shares                                  89,390          39,618         133,663
                                                  -----------     -----------     -----------

Weighted average number of common shares -
  Diluted                                          17,234,920      17,130,777      17,218,389
                                                  ===========     ===========     ===========

Income per common share - Diluted                 $      0.07     $      0.08     $      0.02
                                                  ===========     ===========     ===========


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